Exhibit 3.3

To:          The Board of Directors

Global Technology Acquisition Corp. I (the "Company")

CO Services Cayman Limited
P.O. Box 10008

Willow House, Cricket Square

Grand Cayman KY1-1001
Cayman Islands

Dear Sirs

Surrender of Shares

We hereby surrender to the Company, pursuant to section 37B of the Companies Act (as revised) of the Cayman Islands, for no consideration 2,156,250 Class B ordinary shares of par value US$0.0001 each in the Company (the "Surrendered Shares").

Following the surrender of the Surrendered Shares, we will hold 4,312,500 Class B ordinary shares of par value US$0.0001 each in the Company.

Yours faithfully

/s/ Arnau Porto Dolc
Global Technology Acquisition I Sponsor LP

By: Global Technology Acquisition I Sponsor GP Ltd.

Its: General Partner

By: /s/ Arnau Porto Dolc

Name: Arnau Porto Dolc

Dated: June 30, 2021